As filed with the Securities and Exchange Commission on November 30, 2023

No. 33-72232

No. 333-13927

No. 333-80789

No. 333-90004

No. 333-137573

No. 333-181015

No. 333-181017

No. 333-204480

No. 333-204481

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-72232

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-13927

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-80789

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-90004

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-137573

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181015

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181017

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204480

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-204481

TO
FORM S-8
UNDER
THE SECURITIES ACT OF 1933

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)

New York	13-2595932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 From Road, Suite 375

Paramus, NJ 07652-3556
(201) 267-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________

Mitchell C. Sussis

General Counsel

Movado Group, Inc.

650 From Road, Suite 375, Paramus, New Jersey 07652
(201) 267-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service) ___________________ Copies to:
Christodoulos Kaoutzanis, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 United States (212) 373-3445

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”) are filed by Movado Group, Inc. (the “Company”) to deregister the securities of the Company originally registered pursuant to the following registration statements on Form S-8 (the “Original Registration Statements”) that have not yet been issued thereunder:

1.	Registration Statement No. 33-72232 filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 29, 1993;
2.	Registration Statement No. 333-13927 filed with the Commission on October 11, 1996, registering up to 330,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock) and $5,400,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) under the Company’s Deferred Compensation Plan for Executives effective June 1, 1995 and amended and restated effective January 1, 1998, amended and restated January 1, 2002, amended and restated January 1, 2008, amended effective January 1, 2011, amended and restated January 1, 2013, and amended and restated effective March 22, 2022 (the “Deferred Compensation Plan”);
3.	Registration Statement No. 333-80789 filed with the Commission on June 16, 1999, registering up to 500,000 shares of the Company’s Common Stock, under the Company’s 1996 Stock Incentive Plan, dated as of October 11, 1996, as amended and restated as of April 8, 2004 and as subsequently amended by the First Amendment thereto adopted December 4, 2006, the Second Amendment thereto effective as of January 1, 2008 and the Third Amendment thereto effective June 18, 2009, and as amended and restated as of April 8, 2013 and as further amended and restated effective April 4, 2023 (as amended and restated, the “1996 Plan”);
4.	Registration Statement No. 333-90004 filed with the Commission on June 7, 2002, registering up to 1,500,000 shares of the Company’s Common Stock under the Company’s 1996 Plan;
5.	Registration Statement No. 333-137573 filed with the Commission on September 25, 2006, registering up to 67,000 shares of the Company’s Common Stock and $14,000,000 of Deferred Compensation Obligations under the Company’s Deferred Compensation Plan;
6.	Registration Statement No. 333-181015 filed with the Commission on April 27, 2012, registering up to 6,000,000 shares of the Company’s Common Stock under the Company’s 1996 Plan;
7.	Registration Statement No. 333-181017 filed with the Commission on April 27, 2012, registering up to 25,000 shares of the Company’s Common Stock and $4,000,000 of Deferred Compensation Obligations under the Company’s Deferred Compensation Plan;
8.	Registration Statement No. 333-204480 filed with the Commission on May 27, 2015, registering up to 2,670,000 shares of the Company’s Common Stock under the Company’s 1996 Plan; and
9.	Registration Statement No. 333-204481 filed with the Commission on May 27, 2015, registering up to 108,000 shares of Common Stock and $20,000,000 of Deferred Compensation Obligations, under the Company’s Deferred Compensation Plan.

By filing these Post-Effective Amendments, the Company is deregistering the shares of Common Stock and the Deferred Compensation Obligations registered under the Original Registration Statements that, in each instance, have not yet been issued thereunder, and is terminating the Original Registration Statements.

Contemporaneously with the filing of these Post-Effective Amendments, the Company is filing a new Registration Statement on Form S-8 to register the shares of Common Stock and the Deferred Compensation Obligations that have not been offered and issued under the Original Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey, on November 30, 2023.

MOVADO GROUP, INC.

By:	/s/ Mitchell C. Sussis
Mitchell C. Sussis
Senior Vice President and General Counsel

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.